Exhibit 99.1

VIROPHARMA INCORPORATED Contacts: Charles A. Rowland, Jr. Vice President, Chief Financial Officer Phone (610) 321-6223
Robert A. Doody Jr. Assistant Director, Investor Relations Phone (610) 321-6290
Kristina M. Broadbelt (for media) Assistant Director, PR & Advocacy Phone (610) 321- 2358

VIROPHARMA INCORPORATED

Reports Fourth Quarter and Full Year 2008 Financial Results

- Quarter Highlighted by Cinryze™ [C1 Inhibitor (human)] Commercial Launch -

EXTON, PA, February 24, 2008 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the fourth quarter and year ended December 31, 2008.

Key events since September 30, 2008 include:

Operational:

•	Closed on acquisition of Lev Pharmaceuticals, Inc. (Lev) in October 2008;

•	Initiated commercial launch of Cinryze for routine prophylaxis of hereditary angioedema (HAE);

•	Developed and successfully launched Cinryze patient access program, CinryzeSolutions™;

•	Launched new sales team in December for Cinryze;

•	Achieved net Vancocin® sales of $50 million during fourth quarter 2008; and

•	Increased research and development expenses by 70 percent over the fourth quarter of 2007, primarily driven by maribavir and Cinryze.

Development:

•	Filed supplemental Biologics License Application (sBLA) for Cinryze for treatment of acute attacks of HAE;

•	Granted priority review by the U.S. Food and Drug Administration for Cinryze sBLA for treatment of acute attacks of HAE, with a Prescription Drug User Fee Act (PDUFA) date of June 3, 2009; and

•	Discontinued maribavir clinical development program for prophylaxis against cytomegalovirus disease in transplant patients based on the preliminary analysis of phase 3 data.

Financial Results:

•	Achieved 16th consecutive quarter of positive cash flows from operations; and

•	Ended 2008 with working capital of $305 million, which includes cash, cash equivalents and short-term investments of $276 million.

“While, clearly the early part of 2009 produced disappointing clinical results for maribavir, 2008 was a very successful year for ViroPharma—from strong financial results to great execution in all aspects of our business to the transformational acquisition of Lev Pharmaceuticals and the launch of Cinryze. As a result we believe we have positioned ourselves with a number of growth drivers and multiple opportunities for success,” stated Vincent Milano, ViroPharma’s president and chief executive officer. “Those who follow our company can look for a number of exciting milestones throughout the upcoming year, such as progress on Cinryze, including the ongoing commercial launch and our acute indication sBLA with a June PDUFA date; continued success with Vancocin; the planned initiation of clinical studies for NTCD; and continued strong financial performance.”

Net sales of Vancocin were $50.0 million for the fourth quarter of 2008 and $232.3 million for the year ended December 31, 2008, as compared to $47.7 million and $203.8 million in the respective 2007 periods.

Operating income for the year ended December 31, 2008 was $78.7 million. Our operating loss for the fourth quarter 2008 was $3.4 million. These amounts are compared to operating income of $115.8 million and $19.0 million for the year and fourth quarter of 2007, respectively. Operating income decreased in both comparative periods primarily due to increased amortization expense, the growth in the investment in our pipeline and increased SG&A costs.

Net loss in the fourth quarter ended December 31, 2008 was $1.0 million, compared to net income of $20.4 million for the same period in 2007. For the twelve months ended December 31, 2008, net income was $67.6 million, compared to $95.4 million for the same period in 2007. Net loss per share for the quarter ended December 31, 2008 was $0.01 per share, basic and diluted, compared to a net income of $0.29 per share, basic, and $0.25 per share, diluted, for the same period in 2007. Net income per share for the year ended December 31, 2008 was $0.95 per share, basic, and $0.83 per share, diluted, compared to net income of $1.37 per share, basic, and $1.21 per share, diluted, for the same period in 2007.

The primary drivers of the decrease in net income for the fourth quarter and year ended December 31, 2008 were the increase in R&D, SG&A and intangible amortization expenses, and lower interest income offset by the lower tax expense. Additionally, in the fourth quarter of 2008 we had a $2.3 million charge to write down to fair value our previous corporate headquarters which is currently held for sale.

Operating Highlights

During the three months and year ended December 31, 2008, net sales increased 4.9 percent and 14.0 percent, respectively, compared to the same periods in 2007.

The cost of sales for the three months and year ended December 31, 2008 increased $0.1 million and remained consistent, respectively, as compared to the same periods in 2007. For the three months and year ended December 31, 2008 the cost of sales was $2.1 million and $8.9 million, respectively, compared to $2.0 million and $8.9, respectively, for the same period in 2007.

Investment in our product pipeline and the company continued to grow as research and development (R&D) and selling, general and administrative (SG&A) expenses in the fourth quarter and year ended December 31, 2008 were $43.6 million and $131.7 million, respectively compared to $25.2 million and $72.9 million for the fourth quarter and year ended December 31, 2007, respectively. The quarter increases were due primarily to our investments in our infrastructure related to our development programs, costs to support the Cinryze open label trial and launch related costs, and increased personal and personal related costs for our technical operations. For the year ended December 31, 2008, increased expenses resulted from investments in our development programs, increased medical education activities and increased marketing activities.

Our effective income tax rate was a benefit of 76.3 percent and an expense of 18.0 percent for the quarters ended December 31, 2008 and 2007, respectively and an expense of 22.4 percent and 29.7 percent for the year ended December 31, 2008 and 2007, respectively. Our income tax expense includes federal, state and foreign income taxes at statutory rates and the effects of various permanent differences. The decrease in the 2008 rate as compared to 2007 is primarily due to the impact of the orphan drug credit for maribavir and the decreased level of income before taxes.

Working Capital Highlights

As of December 31, 2008, ViroPharma’s working capital was approximately $305.4 million, which represents a $289.0 million decrease from December 31, 2007, caused by a $366.4 million decrease in the fourth quarter of 2008 mainly related to the acquisition of Lev ($380.2 million), offset slightly by operating cash flows. Cash flow from operating activities for the three months and year ended December 31, 2008 was $0.6 million and $91.4 million, respectively.

Business Development Highlights

In October 2008, we completed our acquisition of Lev. Lev was a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. The terms of the merger agreement provided for the conversion of each share of Lev common stock into upfront consideration in the aggregate amount of $442.9 million, or $2.75 per Lev share, comprised of $2.25 per share in cash and $0.50 per share in ViroPharma common stock, and contingent consideration (CVRs) of up to $1.00 per share which may be paid upon the achievement of certain regulatory and commercial milestones. The first CVR payment of $0.50 per share (or $87.5 million) would become payable when either (i) Cinryze is approved by the FDA for acute treatment of HAE and the FDA grants orphan exclusivity for Cinryze encompassing the acute treatment of HAE to the exclusion of all other human C1 inhibitor products or, (ii) orphan exclusivity for the acute treatment of HAE has not become effective for any third party’s human C1 inhibitor product by October 21, 2010. The second CVR payment of $0.50 per share ($87.5 million) would become payable when Cinryze reaches at least $600 million in cumulative net product sales within 10 years of closing of the acquisition.

Looking ahead in 2009

ViroPharma is providing guidance for the year 2009 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2009, ViroPharma expects the following

•	Net product sales are expected to be $250 to $270 million. This guidance assumes no generic versions of Vancocin are approved in 2009 and excludes any revenue guidance for Cinryze.

•

Research and development (R&D) and selling, general and administrative (SG&A) expenses, including the impact of SFAS 123R, are expected to be $130 to $145 million, which includes approximately $25 million of expenses and previous commitments related to maribavir. SFAS 123R expenses are expected to be between $11 and $13 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on February 24, 2009 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (888) 299-4099 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until March 10, 2009.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. ViroPharma commercializes Cinryze™ (C1 inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2009, and statements regarding our clinical development programs, the effectiveness of our Vancocin and Cinryze sales efforts, our estimates of future tax rates, or our ability to execute a successful launch of Cinryze, our ability to conduct future studies with maribavir, and the timing and potential outcomes of the review of our regulatory submission related to an acute treatment indication for Cinryze.

Our 2009 revenue guidance is based upon our plans to remain vigorous in our opposition to any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods to demonstrate safety and efficacy consistent with good medicine and science. There can be no assurance that the FDA will agree with the positions stated in our Vancocin related submissions or that our efforts to oppose the FDA’s December 2008 bioequivalence guidance for Vancocin will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either our citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the FDA in December 2008, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to successfully commercialize Cinryze;

•	our ability to receive regulatory approval for the use of Cinryze for the acute treatment of HAE;

•	the availability of third party payer reimbursement for Cinryze patients;

•	our ability to develop a clinical development program for maribavir;

•	approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin or Cinryze;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for the product;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•	an impairment of our intangible assets if our market capitalization remains less than our book value;

•	the timing and results of anticipated events in our clinical development programs; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional CMV studies in the future. The FDA or other regulatory authorities may prohibit any future studies with maribavir or alternatively may require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval. There can be no guarantee that we will be successful in gaining regulatory approval of maribavir for any indications. The data that were submitted to the U.S. Food and Drug Administration includes data from two separate studies including the pivotal Phase 3 study of Cinryze in acute HAE attacks and the ongoing open-label study of Cinryze for acute treatment of HAE, which includes partial data from an ongoing open label study. The FDA may view the data regarding the use of Cinryze for acute treatment of HAE we have submitted as a supplemental BLA as insufficient or inconclusive, not accept our submission, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, deny the approval of Cinryze for acute treatment of HAE or approve a competing product which has been granted orphan drug designation thereby preventing Cinryze from reaching the market for acute treatment of HAE. There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. Currently our market capitalization is less than our book value. As a result, we may be required to take a significant non-cash goodwill impairment charge and may be required to write off goodwill or other intangible assets in the future. If we are required to write off goodwill or other intangible assets, our financial position or results of operations could be adversely affected. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K and quarterly reports on

Form 10-Q

filed with the Securities and Exchange Commission during 2008, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations:

(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Revenue:
Net product sales	$50,020	$47,696	$232,307	$203,770

Revenue	50,020	47,696	232,307	203,770

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	2,110	2,034	8,874	8,934
Research and development	21,197	12,504	66,280	35,869
Selling, general and administrative	22,357	12,710	65,424	37,051
Intangible amortization	5,505	1,401	10,809	6,120
Impairment of fixed assets held for sale	2,265	—	2,265	—

Total costs and expenses	53,434	28,649	153,652	87,974

Operating (loss) income	(3,414)	19,047	78,655	115,796

Interest income	828	7,219	14,296	24,265
Interest expense	(1,532)	(1,434)	(5,852)	(4,395)

(Loss) income before income tax expense	(4,118)	24,832	87,099	135,666
Income tax (benefit) expense	(3,141)	4,461	19,482	40,313

Net (loss) income	$(977)	$20,371	$67,617	$95,353

Basic net (loss) income per share	$(0.01)	$0.29	$0.95	$1.37

Diluted net (loss) income per share	$(0.01)	$0.25	$0.83	$1.21

Shares used in computing net income per share
Basic	75,693	69,887	71,391	69,827

Diluted	75,693	83,830	85,712	80,891

Statement of Cash Flows:

(in thousands)

	Year ended
	December 31, 2008	December 31, 2007
Net cash provided by operating activities	$91,437	$122,867
Net cash provided by (used in) investing activities	15,440	(216,176)
Net cash (used in)/provided by financing activities	(10,070)	221,471

Selected Consolidated Balance Sheet Data

(in thousands)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$275,839	$179,691
Short-term investments	—	404,637
Deferred income taxes	26,785	7,983
Total current assets	356,445	622,773
Intangible assets, net	639,693	122,502
Goodwill	34,787	—
Deferred income taxes	91,757	12,312
Total assets	1,147,574	776,066

Liabilities and Stockholders’ Equity
Total current liabilities	$51,086	$28,370
Deferred tax liabilities	181,392	—
Long-term debt	250,000	250,000
Total liabilities	486,550	279,503
Total stockholders’ equity	661,024	496,563
Total liabilities and stockholders’ equity	1,147,574	776,066